EXHIBIT 99.1
 2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Operations	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2010 Third Quarter Results
OMAHA, Neb., June 30, 2010—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal third quarter ended May 31, 2010.
Third Quarter Results
Third quarter fiscal 2010 total revenues increased 18 percent to $100.1 million from $84.6 million for the year-ago period. Net earnings were $6.2 million or $0.50 per diluted share compared with $5.3 million or $0.42 per diluted share in the prior fiscal year’s third quarter.
Total irrigation equipment revenues increased 21 percent to $80.4 million from $66.4 million in the prior fiscal year’s third quarter. Domestic irrigation revenues increased 17 percent from the prior year’s third quarter while international irrigation revenues increased 29 percent over the same prior year period. Infrastructure revenues were $19.7 million compared with $18.2 million in the prior year period, an increase of 8 percent.
Gross margin was 25.2 percent compared to 24.9 percent for the same prior year period. Irrigation margins increased from improved factory efficiencies at our Lindsay, Nebraska facility and favorable regional sales mix compared to the same period last year. Infrastructure margins were lower primarily due to decreased revenues of higher margin moveable barrier product.
Operating expenses were $15.2 million, increasing $1.7 million as compared to the third quarter of the prior year. The increase in operating expenses was due primarily to increases in incentive compensation and research and development expenses. Operating income of $10.0 million increased $2.5 million, or 33% from the prior year period.
Cash and cash equivalents of $83.5 million, increased $20.3 million from the comparable prior year period while long-term debt decreased $13.2 million as compared to the same time last year. During the third quarter, the Company repaid a $7.1 million term note.
Lindsay’s backlog of unshipped orders at May 31, 2010 was $33.9 million compared with $33.6 million at February 28, 2010 and $40.2 million at May 31, 2009. The May 31, 2009 backlog included $19.6 million for the Mexico City barrier project that was completed in the first half of fiscal 2010.
Rick Parod, president and chief executive officer, commented, “Strong international irrigation sales in Australia, Mexico, Brazil and South Africa along with solid growth domestically, drove improved results. Road safety product sales improved during the quarter, driven by stimulus funded projects. Globally, we continue to control expenditures, and our focus on cash flow has resulted in a further strengthened balance sheet.”

Nine Month Results
Total revenues for the nine months ended May 31, 2010 were $271.2 million, a 3 percent increase from $262.8 million for the prior year’s nine-month period. Total irrigation equipment revenues of $201.5 million were essentially flat from a year ago, while infrastructure revenues increased 12 percent to $69.7 million. Gross margin for the same nine month period increased to 27.0% from the 24.0% achieved during the same prior year period. Infrastructure margins increased primarily due to increased revenues from moveable barrier products, resulting from the Mexico City road project completed in the first half of fiscal 2010. Irrigation margins increased from improved factory efficiencies at the Company’s Lindsay, Nebraska facility and a favorable regional sales mix compared to the same prior year period. The Company’s operating income for the nine-month period was $28.1 million compared to $18.9 million during the prior year period. Net earnings were $18.9 million or $1.50 per diluted share, as compared to $11.7 million, or $0.94 per diluted share for the prior year period.
Outlook
Parod commented, “Globally farmer sentiment has improved over last year, however the peak selling period for irrigation equipment has now ended for 2010. In our infrastructure segment, we believe stimulus spending has supported increased sales and quote activity, however a multi-year highway bill is essential for sustainable growth in the U.S.”
Parod added, “Growth drivers of expanded food production, efficient water use and improvements in transportation infrastructure remain very positive for our business, long-term.”
Third Quarter Conference Call
Lindsay’s fiscal 2010 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 82772836. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At May 31, 2010, Lindsay had approximately 12.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	May 31,	May 31,	August 31,
($ in thousands, except par values)	2010	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$83,509	$63,212	$85,929
Receivables, net of allowance, $2,246, $1,503, and $1,864, respectively	56,804	57,371	42,862
Inventories, net	47,070	54,355	46,255
Deferred income taxes	5,974	8,591	6,881
Other current assets	9,071	5,886	7,602

Total current assets	202,428	189,415	189,529

Property, plant and equipment, net	56,379	56,964	59,641
Other intangible assets, net	26,728	28,383	29,100
Goodwill, net	23,292	24,079	24,174
Other noncurrent assets	5,652	5,479	5,453

Total assets	$314,479	$304,320	$307,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,547	$18,463	$20,008
Current portion of long-term debt	4,286	6,171	6,171
Other current liabilities	29,981	30,957	33,008

Total current liabilities	63,814	55,591	59,187

Pension benefits liabilities	6,192	5,588	6,407
Long-term debt	9,643	20,997	19,454
Deferred income taxes	9,431	11,935	10,391
Other noncurrent liabilities	2,053	5,619	4,800

Total liabilities	91,133	99,730	100,239

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outsta nding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,184,620, 18,121,203 and 18,128,743 shares issued at May 31, 2010 and 2009 and August 31, 2009, respective ly)	18,185	18,121	18,129
Capital in excess of stated value	30,515	28,304	28,944
Retained earnings	265,373	248,594	249,588
Less treasury stock (at cost, 5,698,448, 5,813,448 and 5,763,448 shares at May 31, 2010 and 2009 and August 31, 2009, respective ly)	(90,961)	(92,796)	(91,998)
Accumulated other comprehensive income, net	234	2,367	2,995

Total shareholders’ equity	223,346	204,590	207,658

Total liabilities and shareholders’ equity	$314,479	$304,320	$307,897

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
	May 31,		May 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

Operating revenues	$100,073	$84,578	$271,239	$262,845
Cost of operating revenues	74,818	63,509	198,051	199,851

Gross profit	25,255	21,069	73,188	62,994

Operating expenses:
Selling expense	5,909	5,186	16,683	17,567
General and administrative expense	7,348	7,000	22,963	21,837
Engineering and research expense	1,949	1,346	5,418	4,706

Total operating expenses	15,206	13,532	45,064	44,110

Operating income	10,049	7,537	28,124	18,884

Other income (expense):
Interest expense	(474)	(465)	(1,291)	(1,570)
Interest income	49	200	215	741
Other income (expense), net	12	636	72	(832)

Earnings before income taxes	9,636	7,908	27,120	17,223

Income tax provision	3,388	2,639	8,217	5,482

Net earnings	$6,248	$5,269	$18,903	$11,741

Basic net earnings per share	$0.50	$0.43	$1.52	$0.96

Diluted net earnings per share	$0.50	$0.42	$1.50	$0.94

Weighted average shares outstanding	12,486	12,305	12,439	12,280
Diluted effect of stock equivalents	124	136	138	168

Weighted average shares outstanding assuming dilution	12,610	12,441	12,577	12,448

Cash dividends per share	$0.080	$0.075	$0.240	$0.225

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	May 31,
($ in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$18,903	$11,741
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,027	7,917
Provision for uncollectible accounts receivable	568	205
Deferred income taxes	(990)	(1,897)
Stock-based compensation expense	1,755	1,504
(Gain) loss on disposal of fixed assets	(537)	89
Other, net	121	983
Changes in assets and liabilities:
Receivables	(16,095)	28,703
Inventories	(2,280)	(2,248)
Other current assets	(3,127)	1,406
Accounts payable	10,439	(13,443)
Other current liabilities	(2,768)	(9,715)
Current taxes payable	2,285	(2,356)
Other noncurrent assets and liabilities	(1,513)	1,372

Net cash provided by operating activities	14,788	24,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,962)	(6,148)
Proceeds from sale of property, plant and equipment	577	25
Acquisition of business, net of cash acquired	(132)	—
Proceeds from settlement of net investment hedge	565	859

Net cash used in investing activities	(2,952)	(5,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	544	638
Principal payments on long-term debt	(11,697)	(4,628)
Net borrowing (payments) on revolving line of credit	345	(108)
Excess tax benefits from stock-based compensation	368	321
Dividends paid	(2,991)	(2,764)

Net cash used in financing activities	(13,431)	(6,541)

Effect of exchange rate changes on cash	(825)	(4)

Net (decrease) increase in cash and cash equivalents	(2,420)	12,452
Cash and cash equivalents, beginning of period	85,929	50,760

Cash and cash equivalents, end of period	$83,509	$63,212